Exhibit 99.1

LOUIS A. DeNAPLES

400 MILL STREET • DUNMORE, PA 18512

May 15, 2012

Board of Directors

First National Community Bancorp

Dunmore, Pennsylvania

Dear Members of the Board:

It is with great regret that I hereby resign from the Board of Directors of First National Community Bancorp, effective May 12, 2012. I do so solely to comply with the Final Decision issued by the Board of Governors of the Federal Reserve System.

The decision by federal regulators to force my resignation, prior to the resolution of my pending appeal, is unjust and not supported by the law. My counsel and I believe that the federal appellate courts will, after consideration of the merits of my position, strike down the Federal Reserve’s decision and direct my immediate reinstatement to the Board. In tendering my forced resignation, I do so without prejudice to my right to immediate reinstatement to the Board if and when the decision by the Board of Governors is overturned on appeal.

Tendering my forced resignation is particularly difficult for me given that I have always acted consistent with the best interests of the Company and the First National Community Bank. Among other things, I have provided substantial financial support to the Company and the Bank. Prior to my taking a leave of absence, I helped the Company and the Bank grow and prosper, making significant equity infusions, providing substantial deposits through my businesses and encouraging other local business to do the same and taking other steps consistent with my responsibilities as a director. In doing so, we were able to create a strong locally oriented Bank that we could be proud of that employed many people and that met the banking needs of the communities in which it operates. I remain confident in the future of the Bank and I intend to remain a loyal depositor, customer and supporter of the Bank.

I wish the Company and the Bank continuing success.

Sincerely,
/s/ Louis A. DeNaples
Louis A. DeNaples